Exhibit 99.1

Allison Transmission Announces Second Quarter 2018 Results

•	Net Sales for the second quarter 2018 of $711 million, up 23% compared to the same period in 2017

•	Net Income for the second quarter of 2018 of $174 million, up 83% compared to the same period in 2017

•	Adjusted EBITDA for the second quarter of 2018 of $297 million, up 32% compared to the same period in 2017

•	Allison’s board of directors approves a $500 million increase to the existing stock repurchase program authorization

INDIANAPOLIS, July 30, 2018 – Allison Transmission Holdings Inc. (NYSE: ALSN), the largest global provider of commercial duty fully-automatic transmissions, today reported net sales for the second quarter of $711 million, a 23 percent increase from the same period in 2017. The increase in net sales was principally driven by higher demand in the Global On-Highway, Global Off-Highway and Service Parts, Support Equipment & Other end markets.

Net Income for the quarter was $174 million compared to $95 million for the same period in 2017. Adjusted EBITDA, a non-GAAP financial measure, for the quarter was $297 million compared to $225 million for the same period in 2017. Net Cash Provided by Operating Activities for the quarter was $213 million compared to $166 million for the same period in 2017. Adjusted Free Cash Flow, a non-GAAP financial measure, for the quarter was $194 million compared to $154 million for the same period in 2017.

David S. Graziosi, President and Chief Executive Officer of Allison Transmission commented, “I am very pleased to report that Allison achieved record net sales in the second quarter of 2018, driven by increased demand across all of our end markets, and the execution of growth initiatives throughout our business.” Graziosi continued, “Our year-over-year net sales growth of 23 percent was surpassed by even stronger growth in Net Income, up 83 percent and Adjusted EBITDA, up 32 percent. Furthermore, our established and well-defined approach to capital structure and allocation remains intact. During the quarter, Allison settled $244 million of share repurchases, repaid $25 million of long-term debt and paid a dividend of $0.15 per share. In addition, the board of directors has approved an increase to the existing stock repurchase authorization of up to an additional $500 million. Given second quarter 2018 results and current end markets conditions, we are raising our full year 2018 net sales guidance from an increase in the range of 10 to 14 percent to an increase in the range of 15 to 18 percent.”

Second Quarter Net Sales by End Market

End Market	Q2 2018 Net Sales ($M)	Q2 2017 Net Sales ($M)	% Variance
North America On-Highway (a)	$343	$314	9%
North America Off-Highway	$31	$5	520%
Defense	$43	$30	43%
Outside North America On-Highway	$101	$85	19%
Outside North America Off-Highway	$24	$10	140%
Service Parts, Support Equipment & Other	$169	$136	24%
Total Net Sales	$711	$580	23%

(a)	North America On-Highway end-market net sales are inclusive of net sales for North America Electric Hybrid-Propulsion Systems for Transit Bus.

Second Quarter Highlights

North America On-Highway end market net sales were up 9 percent from the same period in 2017 principally driven by higher demand for Rugged Duty Series models and up 1 percent on a sequential basis.

North America Off-Highway end market net sales were up $26 million from the same period in 2017 and down $2 million sequentially, in both cases principally driven by fluctuations in demand from hydraulic fracturing applications.

Defense end market net sales were up $13 million from the same period in 2017 principally driven by higher Tracked and Wheeled demand and up $6 million on a sequential basis principally driven by higher Tracked demand.

Outside North America On-Highway end market net sales were up 19 percent from the same period in 2017 principally driven by higher demand in Asia and Europe and up 11 percent sequentially principally driven by higher demand in Asia.

Outside North America Off-Highway end market net sales were up $14 million from the same period in 2017 and up $12 million on a sequential basis, in both cases principally driven by improved demand in the energy, mining and construction sectors.

Service Parts, Support Equipment & Other end market net sales were up 24 percent from the same period in 2017 principally driven by higher demand for global service parts and support equipment and up 12 percent sequentially principally driven by higher demand for North America Off-Highway service parts.

Gross profit for the quarter was $374 million, an increase of 29 percent from $290 million for the same period in 2017. Gross margin for the quarter was 52.6 percent, an increase of 260 basis points from a gross margin of 50.0 percent for the same period in 2017. The increase in gross profit from the same period in 2017 was principally driven by increased net sales and price increases on certain products partially offset by higher manufacturing expenses commensurate with increased net sales and unfavorable material costs.

Selling, general and administrative expenses for the quarter were $93 million, an increase of $5 million from $88 million for the same period in 2017. The increase was principally driven by higher warranty expense commensurate with increased net sales partially offset by lower incentive compensation expense.

Engineering – research and development expenses for the quarter were $33 million, an increase of $8 million from $25 million for the same period in 2017. The increase was principally driven by increased product initiatives spending.

Income tax expense for the quarter was $48 million, resulting in an effective tax rate of 22% compared to $51 million of income tax expense and an effective tax rate of 35% for the same period in 2017. The decrease in effective tax rate was principally driven by the U.S. Tax Cuts and Jobs Act enacted into law in 2017.

Net income for the quarter was $174 million compared to $95 million for the same period in 2017. The increase was principally driven by increased gross profit partially offset by increased product initiatives spending and increased selling, general and administrative expenses.

Net cash provided by operating activities was $213 million compared to $166 million for the same period in 2017. The increase was principally driven by increased gross profit partially offset by increased defined benefit pension plans funding payments, increased cash income taxes, increased product initiatives spending and increased cash interest expense.

Second Quarter Non-GAAP Financial Measures

Adjusted EBITDA for the quarter was $297 million compared to $225 million for the same period in 2017. The increase in Adjusted EBITDA was principally driven by increased net sales and price increases on certain products partially offset by increased product initiatives spending, increased selling, general and administrative expenses, increased manufacturing expenses commensurate with increased net sales, and unfavorable material costs.

Adjusted Free Cash Flow for the quarter was $194 million compared to $154 million for the same period in 2017, an increase of $40 million. The increase was principally driven by increased cash provided by operating activities partially offset by increased capital expenditures.

Full Year 2018 Guidance Update

Our updated full year 2018 guidance includes a year-over-year net sales increase in the range of 15 to 18 percent, Net Income in the range of $570 to $600 million, Adjusted EBITDA in the range of $1,040 to $1,080 million, Net Cash Provided by Operating Activities in the range of $765 to $795 million, and Adjusted Free Cash Flow in the range of $670 to $710 million. Capital expenditures are expected to be in the range of $85 to $95 million and cash income taxes are expected to be in the range of $90 to $100 million.

Allison’s full year 2018 net sales guidance reflects increased demand in the Global On-Highway and Global Off-Highway end-markets, price increases on certain products and continued execution of our growth initiatives.

Although we are not providing specific third quarter 2018 guidance, Allison does expect third quarter net sales to be up from the same period in 2017 principally driven by increased demand for Global On-Highway products.

Stock Repurchase Program Authorization Increased

Allison’s board of directors increased the authorization under the Company’s current stock repurchase program by $500 million. The remaining authorized amount for stock repurchases prior to the additional authorization was approximately $184 million as of June 30, 2018. The board of directors also removed the termination date of the stock repurchase program.

Conference Call and Webcast

The company will host a conference call at 8:00 a.m. ET on Tuesday, July 31 to discuss its second quarter 2018 results. The dial-in number is 1-201-389-0878 and the U.S. toll-free dial-in number is 1-877-425-9470. A live webcast of the conference call will also be available online at http://ir.allisontransmission.com.

For those unable to participate in the conference call, a replay will be available from 11:00 a.m. ET on July 31 until 11:59 p.m. ET on August 7. The replay dial-in number is 1-844-512-2921 and the international replay dial-in number is 1-412-317-6671. The replay passcode is 13681295.

About Allison Transmission

Allison Transmission (NYSE: ALSN) is the world’s largest manufacturer of fully automatic transmissions for medium- and heavy-duty commercial vehicles and is a leader in electric hybrid-propulsion systems for city buses. Allison transmissions are used in a variety of applications including refuse, construction, fire, distribution, bus, motorhomes, defense and energy. Founded in 1915, the company is headquartered in Indianapolis, Indiana, USA and employs approximately 2,700 people worldwide. With a market presence in more than 80 countries, Allison has regional headquarters in the Netherlands, China and Brazil with manufacturing facilities in the U.S., Hungary and India. Allison also has approximately 1,400 independent distributor and dealer locations worldwide. For more information, visit allisontransmission.com.

Forward-Looking Statements

This press release contains forward-looking statements. All statements other than statements of historical fact contained in this press release are forward-looking statements, including all statements regarding future financial results. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expect,” “plans,” “project,” “anticipate,” “believe,” “estimate,” “predict,” “intend,” “forecast,” “could,” “potential,” “continue” or the negative of these terms or other similar terms or phrases. Forward-looking statements are not guarantees of future performance and involve known and unknown risks. Factors which may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made include, but are not limited to: risks related to our substantial indebtedness; our participation in markets that are competitive; the highly cyclical industries in which certain of our end users operate; uncertainty in the global regulatory and business environments in which we operate; the failure of markets outside North America to increase adoption of fully-automatic transmissions; the concentration of our net sales in our top five customers and the loss of any one of these; our ability to prepare for, respond to and successfully achieve our objectives relating to technological and market developments, competitive threats and changing customer needs; U.S. and foreign defense spending; general economic and industry conditions; increases in cost, disruption of supply or shortage of raw materials or components used in our products; the discovery of defects in our products, resulting in delays in new model launches, recall campaigns and/or increased warranty costs and reduction in future sales or damage to our brand and reputation; risks associated with our international operations, including increased trade protectionism; future reductions or changes in government subsidies for hybrid vehicles and other external factors impacting demand; labor strikes, work stoppages or similar labor disputes, which could significantly disrupt our operations or those of our principal customers; our intention to pay dividends and repurchase shares of our common stock and other risks and uncertainties associated with our business described in our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Although we believe the expectations reflected in such forward-looking statements are based upon reasonable assumptions, we can give no assurance that the expectations will be attained or that any deviation will not be material. All information is as of the date of this press release, and we undertake no obligation to update any forward-looking statement to conform the statement to actual results or changes in expectations.

Use of Non-GAAP Financial Measures

This press release contains information about Allison’s financial results and forward-looking estimates of financial results which are not presented in accordance with accounting principles generally accepted in the United States (“GAAP”). Such non-GAAP financial measures are reconciled to their closest GAAP financial measures at the end of this press release. Non-GAAP financial measures should not be considered in isolation or as a substitute for our reported results prepared in accordance with GAAP and, as calculated, may not be comparable to other similarly titled measures of other companies.

We use Adjusted EBITDA and Adjusted EBITDA as a percent of net sales to measure our operating profitability. We believe that Adjusted EBITDA and Adjusted EBITDA as a percent of net sales provide management, investors and creditors with useful measures of the operational results of our business and increase the period-to-period comparability of our operating profitability and comparability with other companies. Adjusted EBITDA as a percent of net sales is also used in the calculation of management’s incentive compensation program. The most directly comparable GAAP measure to Adjusted EBITDA is Net income. The most directly comparable GAAP measure to Adjusted EBITDA as a percent of net sales is Net Income as a percent of net sales. Adjusted EBITDA is calculated as the earnings before interest expense, income tax expense, amortization of intangible assets, depreciation of property, plant and equipment and other adjustments as defined by Allison Transmission, Inc.’s, the Company’s wholly-owned subsidiary, Senior Secured Credit Facility Term B-3 Loan due 2022. Adjusted EBITDA as a percent of net sales is calculated as Adjusted EBITDA divided by net sales.

We use Adjusted Free Cash Flow to evaluate the amount of cash generated by our business that, after the capital investment needed to maintain and grow our business and certain mandatory debt service requirements, can be used for the repayment of debt, stockholder distributions and strategic opportunities, including investing in our business. We believe that Adjusted Free Cash Flow enhances the understanding of the cash flows of our business for management, investors and creditors. Adjusted Free Cash Flow is also used in the calculation of management’s incentive compensation program. The most directly comparable GAAP measure to Adjusted Free Cash Flow is Net cash provided by operating activities. Adjusted Free Cash Flow is calculated as Net cash provided by operating activities after additions of long-lived assets and certain other adjustments.

Attachment

•	Condensed Consolidated Statements of Operations

•	Condensed Consolidated Balance Sheets

•	Condensed Consolidated Statements of Cash Flows

•	Reconciliation of GAAP to Non-GAAP Financial Measures

•	Reconciliation of GAAP to Non-GAAP Financial Measures for Full Year Guidance

Contacts

Investor Relations

ir@allisontransmission.com

(317) 242-3078

Media Relations

media@allisontransmission.com

(317) 242-5000

Allison Transmission Holdings, Inc.

Condensed Consolidated Statements of Operations

(Unaudited, dollars in millions, except per share data)

	Three months ended June 30,		Six months ended June 30,
	2018	2017	2018	2017
Net sales	$711	$580	$1,374	$1,079
Cost of sales	337	290	658	538

Gross profit	374	290	716	541
Selling, general and administrative	93	88	185	167
Engineering - research and development	33	25	61	48

Operating income	248	177	470	326
Interest expense, net	(30)	(27)	(60)	(52)
Other income (expense), net	4	(4)	3	(1)

Income before income taxes	222	146	413	273
Income tax expense	(48)	(51)	(88)	(95)

Net income	$174	$95	$325	$178

Basic earnings per share attributable to common stockholders	$1.30	$0.63	$2.37	$1.16

Diluted earnings per share attributable to common stockholders	$1.29	$0.63	$2.37	$1.15

Allison Transmission Holdings, Inc.

Condensed Consolidated Balance Sheets

(Unaudited, dollars in millions)

	June 30,	December 31,
	2018	2017
ASSETS
Current Assets
Cash and cash equivalents	$96	$199
Accounts receivable	328	221
Inventories	170	154
Income taxes receivable	15	33
Other current assets	24	25

Total Current Assets	633	632
Property, plant and equipment, net	442	448
Intangible assets, net	1,109	1,153
Goodwill	1,941	1,941
Other non-current assets	46	31

TOTAL ASSETS	$4,171	$4,205

LIABILITIES
Current Liabilities
Accounts payable	$210	$159
Product warranty liability	28	22
Current portion of long-term debt	—	12
Deferred revenue	38	41
Other current liabilities	166	183

Total Current Liabilities	442	417
Product warranty liability	37	33
Deferred revenue	87	75
Long-term debt	2,520	2,534
Deferred income taxes	301	276
Other non-current liabilities	182	181

TOTAL LIABILITIES	3,569	3,516
TOTAL STOCKHOLDERS’ EQUITY	602	689

TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	$4,171	$4,205

Allison Transmission Holdings, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited, dollars in millions)

	Three months ended June 30,		Six months ended June 30,
	2018	2017	2018	2017
Net cash provided by operating activities	$213	$166	$366	$277
Net cash used for investing activities (a)	(19)	(15)	(29)	(23)
Net cash used for financing activities	(290)	(187)	(439)	(376)
Effect of exchange rate changes in cash	(3)	1	(1)	2

Net decrease in cash and cash equivalents	(99)	(35)	(103)	(120)
Cash and cash equivalents at beginning of period	195	120	199	205

Cash and cash equivalents at end of period	$96	$85	$96	$85

Supplemental disclosures:
Interest paid	$47	$41	$57	$55
Income taxes paid	$45	$31	$46	$34

(a) Additions of long-lived assets	$(19)	$(12)	$(29)	$(20)

Allison Transmission Holdings, Inc.

Reconciliation of GAAP to Non-GAAP Financial Measures

(Unaudited, dollars in millions)

	Three months ended		Six months ended
	June 30,		June 30,
	2018	2017	2018	2017
Net income (GAAP)	$174	$95	$325	$178
plus:
Income tax expense	48	51	88	95
Interest expense, net	30	27	60	52
Amortization of intangible assets	22	23	44	45
Depreciation of property, plant and equipment	19	20	39	39
UAW Local 933 retirement incentive (a)	—	—	7	—
Stock-based compensation expense (b)	3	4	6	6
Unrealized loss (gain) on foreign exchange (c)	1	1	3	(1)
Technology-related investment expense (d)	—	3	—	3
Unrealized loss on commodity hedge contracts (e)	—	1	—	—

Adjusted EBITDA (Non-GAAP)	$297	$225	$572	$417

Net sales (GAAP)	$711	$580	$1,374	$1,079
Net income as a percent of net sales (GAAP)	24.5%	16.4%	23.7%	16.5%
Adjusted EBITDA as a percent of net sales (Non-GAAP)	41.8%	38.8%	41.6%	38.6%
Net Cash Provided by Operating Activities (GAAP)	$213	$166	$366	$277
Deductions to Reconcile to Adjusted Free Cash Flow:
Additions of long-lived assets	(19)	(12)	(29)	(20)

Adjusted Free Cash Flow (Non-GAAP)	$194	$154	$337	$257

(a)	Represents a charge (recorded in Cost of sales) related to a retirement incentive program for certain employees represented by the International Union, United Automobile, Aerospace and Agricultural Implement Workers of America (“UAW”) pursuant to the UAW Local 933 collective bargaining agreement effective through November 2023.
(b)	Represents employee stock compensation expense (recorded in Cost of sales, Selling, general and administrative, and Engineering – research and development).
(c)	Represents losses (gains) (recorded in Other income (expense), net) on intercompany financing transactions related to investments in plant assets for our India facility.
(d)	Represents a charge (recorded in Other income (expense), net) for investments in co-development agreements to expand our position in transmission technologies.
(e)	Represents unrealized losses (recorded in Other income (expense), net) on the mark-to-market of our commodity hedge contracts.

Allison Transmission Holdings, Inc.

Reconciliation of GAAP to Non-GAAP Financial Measures for Full Year Guidance

(Unaudited, dollars in millions)

	Guidance
	Year Ending December 31, 2018
	Low	High
Net Income (GAAP)	$570	$600
plus:
Income tax expense	154	161
Interest expense, net	119	122
Depreciation and amortization	166	166
UAW Local 933 retirement incentive (a)	15	15
Stock-based compensation expense (b)	13	13
Unrealized loss on foreign exchange (c)	3	3

Adjusted EBITDA (Non-GAAP)	$1,040	$1,080

Net Cash Provided by Operating Activities (GAAP)	$765	$795
Deductions to Reconcile to Adjusted Free Cash Flow:
Additions of long-lived assets	(95)	(85)

Adjusted Free Cash Flow (Non-GAAP)	$670	$710

(a)	Represents a charge (recorded in Cost of sales) related to a retirement incentive program for certain employees represented by the International Union, United Automobile, Aerospace and Agricultural Implement Workers of America (“UAW”) pursuant to the UAW Local 933 collective bargaining agreement effective through November 2023.
(b)	Represents employee stock compensation expense (recorded in Cost of sales, Selling, general and administrative, and Engineering – research and development).
(c)	Represents losses (gains) (recorded in Other income (expense), net) on intercompany financing transactions related to investments in plant assets for our India facility.